Exhibit 99.1
May 5, 2014

Plexus Corp. Announces Patrick Jermain as New Chief Financial Officer

•	Prior CFO Ginger Jones steps down

NEENAH, WI, May 5, 2014 - Plexus Corp. (NASDAQ: PLXS), today announced that Patrick Jermain has assumed the role of Chief Financial Officer succeeding outgoing CFO, Ginger Jones, who intends to resign from her employment with Plexus by September 28, 2014. Ms. Jones will remain employed by Plexus in a non-executive officer role to assist with the transition of her successor.

Mr. Jermain, 48, joined Plexus in 2010 most recently serving as Treasurer and Vice President of Finance since April 2013, and previously as Corporate Controller. Before joining Plexus, Mr. Jermain was the Corporate Controller, Assistant Treasurer and Principal Accounting Officer at Appleton Papers Inc., currently known as Appvion, Inc. Mr. Jermain also held the positions of Director of Enterprise Risk Management and Corporate Secretary while at Appleton Papers. Prior to Appleton Papers, Mr. Jermain served as Vice President – Finance and Corporate Controller at Banta Corporation, later acquired by R.R. Donnelley & Sons Company, and was a Senior Manager at PricewaterhouseCoopers LLP. Mr. Jermain earned a MBA from Northwestern University, Kellogg School of Management, a bachelor’s degree in accounting from Wake Forest University, and is a certified public accountant.

“I want to congratulate Pat on his promotion to Chief Financial Officer,” commented Dean Foate, Chairman, President and Chief Executive Officer. “Pat is a talented leader who has had significant influence on the execution of our strategy and improving financial performance. I look forward to introducing Pat to our investor community in the coming months.”

Patrick Jermain, Chief Financial Officer, commented, “I am excited to step into this role and lead the exceptional financial team that Ginger has developed. Our shareholders can anticipate that I will continue the company’s financial discipline and focus on value creation.”

Ms. Jones commented, “I have thoroughly enjoyed my time at Plexus and am proud of all that we have been able to achieve. I look forward to focusing on the next chapter of my career.”

Mr. Foate concluded, “While Ginger will be missed, the company is on solid financial ground, has a ready successor in Pat, and is therefore in a position to ensure a seamless transition of leadership. On behalf of all Plexus employees and our Directors, I want to express my appreciation to Ginger for her service and wish her the best in her future.”

For further information, please contact:

Kristie Johnson, Executive Assistant to Dean Foate, Chairman, President and Chief Executive Officer
920-725-7224 or kristie.johnson@plexus.com

About Plexus Corp. – The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

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